Exhibit 4.2

LOGITECH INTERNATIONAL S.A.

1996 STOCK PLAN

(as amended and restated April 15, 2003)

1. Purposes of the Plan. The purposes of this Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees and Directors, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be structured, in the discretion of the Administrator, to qualify for preferential tax treatment afforded by jurisdictions in which Options are granted. Stock Purchase Rights, SARs and Stock Units may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(c) “Applicable Laws” means the requirements relating to the administration of stock plans under Swiss laws, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d) “Award” means any award of an Option, an SAR, a Stock Purchase Right or a Stock Unit under the Plan.

(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(i) “Company” means Logitech International S.A., a company incorporated under the laws of Switzerland.

(j) “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” means any person, including officers and Directors, employed by the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Geneva Stock Exchange, the Zurich Stock Exchange or the Swiss Electronic Exchange, their Fair Market Value may be determined with reference to the closing sales price for the Shares (or the closing bid, if no sales were reported) as quoted on any such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of the Shares shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; and

(iii) In the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Administrator.

(o) “Incentive Stock Option” shall mean an option described in Section 422 of the Code.

(p) “Nonstatutory Stock Option” shall mean an option not described in Section 422 of the Code.

(q) “Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

(r) “Option” means a stock option granted pursuant to the Plan.

(s) “Option Exchange Program” means a program whereby outstanding options are surrendered in exchange for options with a lower exercise price.

(t) “Optioned Stock” means the Shares subject to an Award.

(u) “Optionee” means an Employee or Director who holds an outstanding Option.

(v) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(w) “Participant” means an Employee or Director who holds an outstanding Award.

(x) “Plan” means this 1996 Stock Plan.

(y) “Restricted Stock” means Shares acquired pursuant to a grant of Stock Purchase Rights under Section 11 below.

(z) “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(aa) “SAR” means a stock appreciation right granted under the Plan.

(bb) “Section 16(b)” means Section 16(b) of the Exchange Act.

(cc) “Service” means service as Service Provider. Service shall not terminate solely as a result of a Service Provider’s change in status from Director to Employee or from Employee to Director. Service shall not terminate in the case of transfers between locations of the Company or among the Company, any Parent, any Subsidiary, any Affiliate or any successor.

(dd) “Service Provider” means a Director or Employee.

(ee) “Share” means a Registered Share of the Company, as adjusted in accordance with Section 15 of the Plan, and shall refer, where appropriate, to American Depositary Shares representing Registered Shares.

(ff) “Stock Purchase Right” means the right to purchase Shares pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(gg) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(hh) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 19,000,000 Shares. The Shares may be authorized but unissued, conditionally issued or reacquired Shares.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership of such Shares, then such Shares shall become available for future grants of Nonstatutory Stock Options, SARs, Stock Purchase Rights or Stock Units under the Plan. (Such Shares shall not become available for future grants of Incentive Stock Options under the Plan.) For this purpose, voting rights shall not be considered a benefit of Share ownership. If Stock Units or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under this Section 3 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Shares (if any) actually issued in settlement of such SARs shall reduce the number available under this Section 3 and the balance shall again become available for Awards under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Shares, in accordance with Section 2(n) of the Plan;

(ii) to select the Employees and Directors to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Options, SARs, Stock Purchase Rights or Stock Units, or any combination thereof, are granted hereunder;

(iv) to determine the number of Shares to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options, SARs or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to reduce the exercise price of any Option, SAR or Stock Purchase Right to the then current Fair Market Value, if the Fair Market Value of the Shares covered by such Option, SAR or Stock Purchase Right shall have declined since the date the Option, SAR or Stock Purchase Right was granted;

(viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, rules and regulations relating to (A) sub-plans established for the purpose of qualifying for preferred tax treatment under the tax laws of any country or jurisdiction where Awards are granted under the Plan and (B) the issuance of Shares hereunder to a depositary to be represented by American Depositary Shares;

(x) to modify or amend any Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to institute an Option Exchange Program;

(xiii) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or settlement of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Awards may be granted to Employees and Directors. If otherwise eligible, an Employee or Director who has been granted an Award may be granted additional Awards.

6. Limitations.

(a) Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such employment at any time, with or without cause.

(b) The following limitations shall apply to grants of Options and SARs to Employees:

(i) No Employee shall be granted, in any fiscal year of the Company, Options or SARs covering more than 3,000,000 Shares in the aggregate.

(ii) In connection with his or her initial employment, an Employee may be granted Options or SARs covering up to an additional 1,000,000 Shares in the aggregate, which shall not count against the limit set forth in Paragraph (i) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(iv) If an Option or SAR is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Option or SAR will be counted against the limits set forth in Paragraphs (i) and (ii) above. For this purpose, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR and the grant of a new Option or SAR.

7. Term of Plan. The Plan became effective upon the effectiveness of the Company’s Registration Statement on Form F-1 filed with the Securities Exchange Commission for the initial United States public offering of the Shares. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Notice of Grant.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator; provided, however, that the per Share exercise price shall not be less than 100% of Fair Market Value per Share on the date of grant.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a Service period.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) wire transfer;

(iv) promissory note;

(v) other Shares that (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(vi) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option shall be deemed exercised when the Company receives (i) written notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. The Company shall issue (or cause to be issued) a stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Option is exercised, except as provided in Section 15 of the Plan.

(b) Termination of Employment or Directorship. Upon termination of an Optionee’s Service, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Notice of Grant to the extent that he or she is entitled to exercise it on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Notice of Grant, the Option shall remain exercisable for three (3) months following the termination of the Optionee’s Service. If, on the date of termination of Service, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. Upon termination of an Optionee’s Service as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of termination, but only to the extent that the Optionee is entitled to exercise it on the date of termination (and in no event later than the expiration of the term of the Option as set forth in the Notice of Grant). If, on the date of termination of Service, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. Upon the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant) by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest, inheritance or beneficiary designation, but only to the extent that the Optionee would have been entitled to exercise the Option on the date of death. If, at the time of death, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If the Optionee’s estate or the person who acquires the right to exercise the Option by bequest, inheritance or beneficiary designation does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Buyout Provisions. The Administrator may at any time offer to buy out, for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer, which shall in no event exceed six (6) months from the date upon which the Administrator made the determination to grant the Stock Purchase Right. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s Service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Award Agreements need not be the same with respect to each purchaser.

(d) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 15 of the Plan.

12. Stock Appreciation Rights.

(a) Award Agreement. Each grant of an SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares and Exercise Price. Each Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 15. Each Award Agreement shall specify the exercise price. An Award Agreement may specify an exercise price that varies in accordance with a predetermined formula while the SAR is outstanding.

(c) Exercisability and Term. Each Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR. An Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An

SAR may be included in an Incentive Stock Option only at the time of grant but may be included in a Nonstatutory Stock Option at the time of grant or thereafter. An SAR granted under the Plan may provide that it will be exercisable only in the event of a change in control with respect to the Company.

(d) Exercise of SARs. Upon exercise of an SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the exercise price. If, on the date when an SAR expires, the exercise price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

13. Stock Units.

(a) Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Participant.

(c) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. An Award Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 15.

(f) Death of Recipient. Any Award of Stock Units that becomes payable after the Participant’s death shall be distributed to his or her beneficiary or beneficiaries. Each recipient of a Stock

Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to his or her estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

14. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, by beneficiary designation or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares available for future Awards under the Plan, as well as the price per Share of Shares covered by each outstanding Option, SAR or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of full consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of full consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Option or SAR until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option or SAR would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares issued under the Plan shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or SAR will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option, SAR, Stock Purchase Right or Stock Unit shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, SAR, Stock Purchase Right or Stock Unit, the Participant shall fully vest in and have the right to exercise the Option, SAR, Stock Purchase Right or Stock Unit as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option, SAR, Stock Purchase Right or Stock Unit becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant that the

Award shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period.

For the purposes of this Subsection (c), the Option, SAR, Stock Purchase Right or Stock Unit shall be considered assumed if, following the merger or sale of assets, the Option, SAR, Stock Purchase Right or Stock Unit confers the right to purchase or receive, for each Share of Optioned Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by shareholders for each Share held on the effective date of the transaction (and if shareholders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received for each Share of Optioned Stock subject to the Award to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by shareholders in the merger or sale of assets.

For the purposes of this Subsection (c), an Option or SAR that was granted after January 1, 2002, and that is not yet exercisable shall also be considered assumed if, following the merger or sale of assets, the Participant has the right to receive, at the time or times such Option or SAR would have become exercisable, an amount of cash for each Share of Optioned Stock subject to such Option or SAR equal to the sum of:

(i) the excess of (A) the Fair Market Value of such Share immediately prior to the closing of the merger or sale of assets over (B) the exercise price of such Option or SAR; plus

(ii) interest on the amount described in Paragraph (i) above at a reasonable rate.

16. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

17. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws, including the requirements of any exchange or quotation system on which the Shares are listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant under an existing Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

18. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares shall comply with Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the issuance of Shares under the Plan, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

19. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Optioned Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Optioned Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 17(b) of the Plan.

20. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of Logitech International S.A. certifies that the foregoing Logitech International S.A. 1996 Employee Stock Plan was duly adopted by the Board of Directors of Logitech International S.A. on the 24th day of April, 1996, and amended by the Board of Directors on the 12th day of February, 1997, the 22nd day of April, 1998, the 17th day of April, 2002, and the 15th day of April, 2003.

/s/ GUERRINO DE LUCA
President and Chief Executive Officer